UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2025

SCWorx Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-37899	47-5412331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 S Ashley Dr, Suite 600

Tampa, FL 33602

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (844) 472-9679

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 17, 2025, SCWorx Corp. (the “Company”) entered into a warrant inducement agreements (the “Inducement Agreements”) with holders (the “Holders”) of certain of the Company’s existing warrants to purchase shares of common stock (“Existing Warrants”), par value $0.0001 per share (the “Common Stock”), of the Company. Pursuant to the Inducement Agreements, the Holders agreed to exercise for cash Existing Warrants to purchase up to an aggregate 2,064,000 shares of Common Stock at an exercise price of $0.3496 per share during the period from the date of the Inducement Agreement until 4:00 p.m., Eastern Time, on September 18 2025. Pursuant to the exercise of the Existing Warrants in connection with the Inducement Agreement, the Company has received aggregate gross proceeds of approximately $721,574 , before deducting fees and other expenses payable by us.

In consideration of the Holders’ agreement to exercise the Existing Warrants in accordance with the Inducement Agreements, the Company agreed to issue new unregistered Warrants (the “New Warrants”) to purchase an aggregate of 4,128,000 shares of Common Stock (equal to 200% of the number of shares of Common Stock issued upon exercise of the Existing Warrants) (the “New Warrant Shares”). The New Warrants will be exercisable on or after the date on which approval from the stockholders of the Company (i) as may be required by the applicable rules and regulations of the Nasdaq Stock Market with respect to the exercise of the New Warrants and the issuance of all of the New Warrant Shares upon exercise thereof and (ii) with respect to an increase in the number of the Company’s authorized Common Stock (the “Stockholder Approval” and the date of such Stockholder Approval, “Stockholder Approval Date”), and have a term of exercise of five years.

The Inducement Agreements contain certain restrictions on the Company’s ability to sell additional equity securities until ninety days after the Stockholder Approval Date.

The Company agreed in the Inducement Agreements to file a registration statement on Form S-1 to register the resale of the New Warrant Shares upon exercise of the New Warrants (the “Resale Registration Statement”) and to use commercially reasonable efforts to have such Resale Registration Statement declared effective by the Securities and Exchange Commission (“Commission”) within sixty (60) calendar days following the Stockholder Approval Date(or ninety (90) calendar days following the Stockholder Approval Date in the event of a ‘full review’ by the Commission) and to keep the Resale Registration Statement effective at all times until no holders of the New Warrants owns any New Warrants or New Warrant Shares. In the event that the Company fails to comply with the Inducement Agreement with respect to (i) the filing of the Resale Registration Statement with the SEC or causing it to become effective under the Securities Act or (ii) delivery to the Holders the New Warrant Shares without restrictive legends, the Company will be obligated agreed to pay certain liquidated damages to the Holder.

The Company expects to use the net proceeds from these transactions for working capital, and other general corporate purposes.

The New Warrants will have an exercise price of $0.31004 per share. The exercise price and the number of shares of Common Stock issuable upon exercise of each New Warrant are subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. In addition, in certain circumstances, upon a fundamental transaction, a holder of New Warrants will be entitled to receive, upon exercise of the New Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the New Warrants immediately prior to the fundamental transaction.

The Company may not effect the exercise of New Warrants, and the applicable Holders will not be entitled to exercise any portion of any such New Warrants, which, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by the holder of such New Warrant (together with its affiliates) to exceed 4.99% , of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such New Warrants.

The foregoing descriptions of the Inducement Agreements and the New Warrants do not purport to be complete and are qualified in their entirety by reference to the full text of the form of Inducement Agreement and form of New Warrant , which are filed as Exhibits 10.1and 4.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

The securities described herein have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were issued pursuant to an exemption from registration contained in Regulation D promulgated under such Act. The securities may not be sold in the United States absent registration or an applicable exemption from the registration requirements.

The resale of the shares of Common Stock issuable upon exercise of the Existing Warrants has been registered under the Securities Act.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure required by this Item is included in Item 1.01 of this Current Report and is incorporated herein by reference.

A total of 2,064,000 shares of Common Stock has been issued upon exercise of the Existing Warrants and 4,128,000 shares of Common Stock will be issuable upon exercise of the New Warrants.

Item 9.01. Financial Statements and Exhibits.

4.1	Form of New Warrant
10.1	Form of Warrant Inducement Agreement
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCWorx Corp.

	By:	/s/ Timothy Hannibal
Timothy Hannibal
CEO

Dated: September 19, 2025

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